Exhibit 10.1

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

This Amended and Restated Change of Control Agreement (the “Agreement”) is made and entered into effective as of December 14, 2007, by and between Kathryn A. Tunstall (the “Employee”) and Conceptus, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A.            The Company and Employee entered into that certain Change of Control Agreement effective as of May 13, 1997 (the “Original Agreement”) and now wish to amend and restate the Original Agreement.

B.            It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change of control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”).  The Board recognizes that such consideration can be a distraction to the Employee, the Chairman of the Board of the Company, and can cause the Employee to consider alternative opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

C.            The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment with the Company.

D.            The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee’s employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

E.             To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

F.             Certain capitalized terms used in the Agreement are defined in Section 4 below.

In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1.             At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments or benefits, other than as provided by this Agreement, or as may otherwise be available in accordance with the terms of the Company’s then existing employee plans and written policies in effect at the time of termination.  The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed as the Chairman of the Board of the Company, other than as a result of an involuntary termination by the Company without Cause (ii) the date that all obligations of the parties hereunder have been satisfied, or (iii) two (2) years after a Change of Control. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

2.             Stock Options and other Equity Awards.  Subject to Sections 5 and 6 below, in the event of a Change of Control and regardless of whether Employee’s employment with the Company is terminated in connection with the Change of Control, each stock option or other equity award granted for the Company’s securities held by the Employee shall become fully vested and immediately exercisable and any contractual restrictions on transfer will thereupon lapse on the effective date of the transaction and shall be exercisable to the extent so vested in accordance with the provisions of the Stock Option Agreement or other agreement and Stock Option Plan or other equity plan pursuant to which such stock option or other equity award was granted.

3.             Change of Control.

(a)           Termination Following A Change of Control.  Subject to Section 5 and 6 below, if the Employee’s employment with the Company is terminated at any time within two (2) years after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i)            Voluntary Resignation.  If the Employee voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below) or if the Company terminates the Employee’s employment for Cause (as defined below)), then the Employee shall not be entitled to receive severance payments.  Subject to Section 3(b), the Employee’s benefits will be terminated under the terms of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

(ii)           Involuntary Termination.  If the Employee’s employment is terminated as a result of an Involuntary Termination other than for Cause, the Employee shall be entitled to receive the following benefits:  (i) severance payments during the period from the date of the Employee’s termination until the date 18 months after the effective date of the termination (the “Severance Period”) equal to the salary which the Employee was receiving at the time of such termination, which payments shall be paid in substantially equal bi-weekly installments during the Severance Period; (ii)

continuation of all health and life insurance benefits through the end of the Severance Period substantially identical to those to which the Employee was entitled immediately prior to the termination, or to those being offered to officers of the Company, or a successor corporation, if the Company’s benefit programs are changed during the Severance Period (and the Employee shall be eligible to invoke her rights under Section 3(b) thereafter); and (iii) reimbursement for additional health care premiums during or after the Severance Period and not already covered by clause (ii) with a total value not to exceed $15,000.  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive the installment payments above shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(iii)          Involuntary Termination for Cause.  If the Employee’s employment is terminated for Cause, then the Employee shall not be entitled to receive severance payments.  The Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

(b)           Termination Apart from A Change of Control; Health Care Coverage.  In the event the Employee’s employment terminates for any reason, either prior to the occurrence of a Change of Control or after the two year period following the effective date of a Change of Control, then the Employee shall not be entitled to receive any severance payments under this Agreement.  The Employee’s benefits will be terminated under the terms of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.  Notwithstanding the foregoing but not in diminution of any other provision of this Agreement, if the Employee’s employment with the Company terminates at anytime due to Employee’s retirement or for any other reason, then at the Employee’s request, the Company shall use its best efforts to make health care benefits coverage available to the Employee, and if the Employee elects such coverage, the Employee shall pay the incremental out-of-pocket costs incurred by the Company in connection with obtaining such coverage for the Employee.

4.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)            Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board of Directors of the Company; or

(ii)           Merger/Sale of Assets.  A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(iii)          Change in Board Composition.  A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of May 13, 1997 or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(b)           Cause.  “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

(c)           Involuntary Termination.  “Involuntary Termination” means the Employee’s Separation from Service (as defined below)  with the Company other than for Cause and the Employee’s Separation from Service with the Company by reason of resignation, upon 30 days prior written notice to the Company, following (i) any material reduction of the Employee’s base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees of the successor corporation); or (ii) a material change in the geographic location at which the Employee performs services for the Company.  The Employee’s Separation from Service by reason of resignation from employment with the Company shall be an “Involuntary Termination” only if the Employee provides notice to the Company of the condition giving rise to her Involuntary Termination within 90 days after the initial existence of such condition.

(d)           “Separation from Service” with respect to the Employee means the Employee’s “separation from service” as  defined in the Treasure Regulation Section 1.409A-1(h).

5.             Limitation on Payments.  To the extent that any of the payments or benefits provided for in this Agreement to the Employee constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code.

6.             Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of the Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.             Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

8.             Miscellaneous Provisions.

(a)           Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of employment with the Company, the Employee is a “specified employee” as defined in Code Section 409A, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following the Employee’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Employee under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

(b)           No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(e)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)            Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, including the Original Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(g)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(h)           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(i)            Arbitration.  Any dispute, claim or controversy based on, arising out of or relating to the Employee’s employment or this Agreement shall, at the option of either party hereto, be settled by final and binding arbitration in San Clara County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his discretion, award reasonable attorneys’ fees to the prevailing party.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.  If either of the parties hereto elect to submit a dispute, claim or controversy to arbitration in accordance with this Section 8(i), this Section 8(i) is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to the Employee’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including, without limitation, injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein

(j)            Legal Fees and Expenses.  The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(k)           No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (i) shall be void.

(l)            Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(m)          Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(n)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CONCEPTUS, INC.		KATHRYN A. TUNSTALL

/s/ Mark Sieczkarek		/s/ Kathryn A. Tunstall

By:	Mark Sieczkarek

Title:	President and Chief Executive Officer